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                                                                    EXHIBIT 11.1

                      OBJECTIVE SYSTEMS INTEGRATORS, INC.
                  COMPUTATION OF NET INCOME (LOSS) PER SHARE
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)
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                                                               THREE MONTHS ENDED                        NINE MONTHS ENDED
                                                                     MARCH 31,                                MARCH 31,
                                                            ------------------------------            -----------------------------
                                                              1997                  1996               1997                  1996
                                                            --------               -------            -------               -------

Net income (loss)                                           $(5,942)               $ 2,183            $(3,055)              $ 7,292

                                                            ========               =======            =======               =======


Weighted average common and preferred shares
outstanding                                                   32,304                30,648             31,948                28,638

Equivalent shares from options granted during
   twelve month period prior to the Company's
   initial public offering                                         -                   788                  -                   788

Equivalent shares attributed to options, (treasury
   stock method)                                                   -                 3,912                  -                 3,688
                                                            --------               -------            -------               -------

Weighted average common and equivalent shares                 32,304                35,348             31,948                33,114
                                                            ========               =======            =======               ========
Net income (loss) per share                                 $  (.18)               $   .06            $  (.10)              $   .22

                                                            ========               =======            =======               =======


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